Exhibit 2

LIMITED LIABILITY COMPANY AGREEMENT

RESURGENT CAPITAL, LLC

This Limited Liability Company Agreement (this “Agreement”) is entered into as of February 21, 2019, by and among each of the Persons who execute this Agreement from time-to-time as Members.

Recitals

A.    Resurgent Capital, LLC (the “Company”) was organized under the Delaware Limited Liability Company Act (the “Act”) by the filing of a Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware on February 14, 2019.

B.    The Members desire to adopt and enter into this Agreement as the limited liability company agreement of the Company as contemplated by the Act.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Members hereby agree as follows:

Article I
Defined Terms

The following initially capitalized terms shall have the meanings set forth below in this Article I.

“Act” has the meaning set forth in the recitals.

“Agreement” has the meaning set forth in the preamble.

“Capital Account” has the meaning set forth in Section 5.3.

“Capital Contribution” means, with respect to each Member, the amount of cash or property (including the fair market value (as determined by the Board) of any marketable securities) contributed to the Company by such Member.

“Carry Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Carry Units” in this Agreement.

“Certificate” has the meaning set forth in the recitals.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or the corresponding provisions of succeeding law).

“Common Units” means the Units having the privileges, preferences, duties, liabilities, obligations and rights specified with respect to “Common Units” in this Agreement.

“Company” has the meaning set forth in the recitals.

“Company Minimum Gain” means “partnership minimum gain” as defined in Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“HW” means Harry Wilson.

“Manager” has the meaning set forth in Section 4.4.

“Member” means each Person who from time-to-time is admitted as a member of the Company pursuant to this Agreement, the Certificate and the Act and has executed and delivered a counterpart to this Agreement.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

Exhibit 2

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of the profits, losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement, the Certificate or the Act.

“Members Schedule” has the meaning set forth in Section 4.3.

“Net Capital Contribution” means, with respect to any Member, an amount equal to the excess of (a) the aggregate Capital Contributions of such Member made in respect of such Member’s Common Units over (b) the aggregate distributions to such Member in respect of such Member’s Common Units pursuant to this Agreement.

“New Partnership Audit Provisions” means Subchapter C of Chapter 63 of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or Regulations promulgated thereunder.

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

“Person” means any individual, partnership, corporation, trust, limited liability company, business association, court, governmental agency or other entity.

“Regulations” means the Department of Treasury Regulations, including all Temporary Regulations and Proposed Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Tax Matters Member” has the meaning of “Tax Matters Partner” set forth in Section 6231(a)(7) of the Code prior to amendment by the New Partnership Audit Provisions and shall also mean the Company’s initial “partnership representative” within the meaning of Section 6223 of the Code.

“TN” means Travis Nelson.

“Units” has the meaning set forth in Section 4.2.

Article II
Organization

Section 2.1    Organization of the Company. The Members have caused the Company to be formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate. This Agreement constitutes the “limited liability company agreement” (as that term is used in the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act, the Certificate and this Agreement. To the extent that the rights, powers, duties, obligations or liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2    Name. The name of the Company shall be “Resurgent Capital, LLC” or such other name as may be selected by the Board from time to time.

Section 2.3    Principal Office. The principal office of the Company shall be located at 7 Renaissance Square, 3rd Floor, White Plains, NY 10601. The location of the Company’s office may be changed from time to time by the Board.

Section 2.4    Registered Agent and Registered Office. The Company shall at all times maintain a registered agent and a registered office in the State of Delaware as required by the Act.

Exhibit 2

Article III
Purposes and Powers

Section 3.1    Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

Section 3.2    General Powers. The Company shall have all powers granted to limited liability companies under the Act.

Section 3.3    Term. The term of the Company shall continue until its date of dissolution as provided in Article IX.

Section 3.4    No State-Law Partnership; Taxation as a Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible, the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member or Manager of the Company shall be a partner or joint venturer of any other Member or Manager of the Company, for any purposes other than as set forth in the first sentence of this Section 3.4.

Article IV
Members and Units

Section 4.1    Admission of Members. Each Member is hereby admitted as a member of the Company in accordance with the Act. No additional Persons shall be admitted as Members without the approval of the Board.

Section 4.2    Units. Membership Interests shall be represented by issued and outstanding units, which may be divided into one or more types, classes or series (collectively, “Units”). Each type, class or series of Units shall have the privileges, preferences, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Company is hereby authorized to issue an unlimited number of Common Units and an unlimited number of Carry Units, each in the number and at such times as determined by the Board. As of the date hereof, [●] Common Units are issued and outstanding in the amounts set forth on the Members Schedule opposite each Member’s name. As of the date hereof, two Carry Units are issued and outstanding in the amounts set forth on the Members Schedule opposite each Member’s name. The Carry Units are intended to qualify as “profits interests” within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, and any future Internal Revenue Service guidance. The Carry Units issued as of the date hereof shall (a) be fully vested as of the date hereof, (b) have a profits interest hurdle equal to $0.00, and (c) be immediately eligible to participate in distributions pursuant to, and subject to the terms of, this Agreement. In the event that the Company issues any new securities (other than Carry Units), each Member shall have the right to purchase such Member’s pro rata portion of such new securities, which pro rata portion shall be determined based on the number of Common Units owned by such Member over the total number of Common Units issued and outstanding, in each case, as of immediately prior to the issuance of the new securities.

Section 4.3    Members Schedule. The names and addresses of the Members, and their respective Capital Contributions and number of Units, are set forth on Schedule A (the “Members Schedule”), which shall be revised from time to time as necessary by the Board to reflect the admission of additional or substitute Members, the withdrawal of Members, additional Capital Contributions of Members and the transfer or issuance of Units in accordance with this Agreement.

Section 4.4    Management. The business and affairs of the Company shall be vested in and directed and managed by a Board of Managers (the “Board”). The Board shall be comprised of two managers (each, a “Manager” and together, the “Managers”) who shall be elected by the Members holding Carry Units, and who shall initially be TN and HW. The Board shall have the full, complete and exclusive authority, power and discretion to make any and all decisions with respect to the business and affairs of the Company. Any matter requiring the consent or approval of the Board shall be determined either (a) by unanimous vote of the Managers, or (b) in the event of non-unanimous vote of the Managers, by HW.

Section 4.5    Voting and Approval. Except as required by the Act, all matters related to the business and affairs of the Company shall be decided by the Board. In the event that the Act requires the consent or approval of the Members, such consent or approval shall be determined if, and only if, such matter is consented to or approved by Members holding a majority of all Units.

Exhibit 2

Section 4.6    Liability and Indemnity. The debts, obligations, and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Board, any Manager nor any Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a manager or member of the Company, as applicable or participating in the management of the Company. To the fullest extent permitted under the Act, the Board, each Manager and each Member (irrespective of the capacity in which they act) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys’ fees) whatsoever incurred by the Board, any Manager or any Member, as appropriate, relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituting negligence or gross negligence) performed or omitted by the Board, any Manager or any Member on behalf of the Company; provided, however, that any indemnity under this Section 4.6 shall be provided out of and to the extent of Company assets only, and neither the Board, any Manager, any Member nor any other Person shall have any personal liability on account thereof.

Article V
Contributions and Capital Accounts

Section 5.1    Capital Contributions. Each Member has made a Capital Contribution to the Company in the amount listed adjacent to such Member’s name on the Members Schedule. No further contributions of capital to, or financial accommodations for the benefit of, the Company shall be required of or made by the Members.

Section 5.2    Interest; Priority; Return of Capital. No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to priority over any other Member as to a return of his, her or its Capital Contribution or as to allocations of net profits, net losses or distributions, except as specifically set forth in this Agreement. No Member shall be entitled to the return of his, her or its Capital Contributions except (a) as provided for herein; (b) as required by law; (c) to the extent, if any, that distributions made pursuant to the express terms of this Agreement may be considered as such by law; or (d) upon dissolution of the Company, and then only to the extent expressly provided for in this Agreement. No Member shall have any right to demand or receive property other than cash in return for his, her or its Capital Contribution.

Section 5.3    Capital Account Maintenance. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and in accordance with such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of such Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

Section 5.4    Negative Capital Account Balances. In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by applicable law.

Article VI
Allocations and Distributions

Section 6.1    Allocation of Profits and Losses. Except as otherwise specifically provided in this Agreement, the profits, losses, deductions and credits of the Company shall be allocated among the Members in such manner and amount as shall cause the debit or credit balance in each Member’s Capital Account, after taking into account actual distributions made during such taxable year or portion thereof and increased by such Member’s share of Company Minimum Gain and of Member Minimum Gain not previously taken into account pursuant to Section 6.3, to be equal, as nearly as possible, to the amount that such Member would be entitled to receive as a distribution in liquidation of the Company if the Company were to sell all of its assets for an amount of cash equal to their book value as used to determine the Capital Accounts of the Members (reduced, but not below zero, by the amount of nonrecourse debt to which property is subject), pay all of its liabilities (other than Nonrecourse Liabilities) and distribute the remaining net proceeds in accordance with the provisions in Section 9.2.

Section 6.2    Qualified Income Offset. In the event any Member has a deficit Capital Account at the end of any fiscal year of the Company which is in excess of the sum of (a) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (b) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excesses as quickly as possible.

Exhibit 2

Section 6.3    Minimum Gain Chargeback. If there is a net decrease in Member Minimum Gain or Company Minimum Gain, special allocations of Company income and gain shall be made to the Members in a manner that satisfies Regulations Sections 1.704-2 (f), (g) and (i)(4).

Section 6.4    Non-Liquidating Distributions. Subject to Section 6.5 and Section 9.2:

(a)	the timing and amount of distributions to the Members, if any, shall be determined by the Board; and

(b)	all distributions to the Members shall be made as follows:

(i)	first, one hundred percent (100%) to the Members holding Common Units, pro rata, until such Members’ Net Capital Contribution has been reduced to zero; and

(ii)
second, (A) eighty percent (80%) to the Members holding Common Units, pro rata among the Members holding Common Units; and (B) twenty percent (20%) to the Members holding Carry Units, pro rata among the Members holding Carry Units.

Section 6.5    Income Tax Distributions. The Company may, solely as and when determined by the Board in its absolute discretion, make distributions of cash to its Members in each calendar year, or succeeding calendar year, in sufficient amounts for the Members to pay on a timely basis federal, state, and local income taxes on the Company’s taxable income and gain (net of deductions and credits) for such calendar year to the extent distributions made under Section 6.4 for such year are not sufficient for this purpose. All distributions under this Section 6.5 will be made among the Members in proportion to their allocable share of taxable income of the Company for such calendar year. Any amount distributed under this Section 6.5 shall be treated as distributions under Section 6.4 and shall be credited against amounts otherwise distributable under Section 6.4 to any Member.

Article VII
Accounting and Tax Matters

Section 7.1    Fiscal Year. The Company’s fiscal year shall be the calendar year or such other period as the Board shall determine.

Section 7.2    Tax Matters Member. The Members shall designate a Tax Matters Member and HW is hereby designated as the initial Tax Matters Member. The Company’s Tax Matters Member shall comply with the applicable requirements of the Code and shall any elections relating to U.S. federal income tax that it believes may be beneficial to the Company and its Members including any elections under the New Partnership Audit Provisions. Notwithstanding the immediately preceding sentence, the Tax Matters Member shall, to the fullest extent permitted by applicable law, elect out of the New Partnership Audit Provisions (including by making an election pursuant to Section 6221(b) of the Code). In the event that the designated Tax Matters Member shall be unable or unwilling to act, the Members may designate a successor Tax Matters Member.

Section 7.3    Books of Account and Records. The Board shall cause proper and complete records and books of account of the Company to be kept in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in such detail and completeness as is required by the Act and is customary and usual for businesses of the type engaged in by the Company. The books and records at all times shall be maintained at the principal office of the Company (and, to the extent required to be kept at the registered office, also maintained at the registered office) and shall be open to the reasonable inspection and examination of the Members or their duly authorized representatives during reasonable business hours.

Section 7.4    Financial and Tax Information. Within ninety (90) days after the end of each fiscal year, the Company shall furnish to each Person who was a Member during such period financial statements of the Company and all other information necessary for the preparation of such Person’s federal and state income tax returns.

Article VIII
Restrictions on Transfer of Units

No Member shall assign, sell, transfer, convey, pledge, encumber or otherwise restrict or alienate, whether voluntarily, involuntarily or by operation of law, directly or indirectly, any Units except with the approval of the Board, and then only in accordance with all applicable securities laws.

Exhibit 2

Article IX
Dissolution and Liquidation

Section 9.1    Dissolution and Termination of the Company. The Company shall be dissolved and is affairs wound up only upon:

(a)an election to dissolve the Company made by the Board; or

(b)the entry of a decree of judicial dissolution.

Upon dissolution of the Company, no further business shall be conducted by the Company except the taking of action necessary for the winding up of the affairs of the Company and the liquidation and distribution of its assets. Actions taken by the Company to effectuate or facilitate the orderly winding up of the Company’s affairs shall not be construed to involve a continuation of the Company.

Section 9.2    Liquidating Distributions. Following dissolution of the Company, the Board shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

(a)    first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(b)    second, to the establishment of and additions to reserves that are determined by the Board (or other liquidator of the Company, as appropriate) to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(c)    third, to the Members in accordance with Section 6.4.

ARTICLE X
Miscellaneous

Section 10.1    Notices. Except as otherwise provided herein, all notices, demands, consents, approvals, requests, offers or other communications which any of the parties to this Agreement may desire or shall be required to give hereunder shall be in writing and shall be given by: (a) registered or certified mail, return receipt requested; (b) personal delivery, including delivery via messenger or courier service; or (c) electronic communication (email or facsimile transmission). All notices shall be addressed to the recipient at the address contained on the books of the Company. Any Member may designate another address (or change its address) for notices hereunder by delivery of a written notice to the Company in accordance with the provisions of this Section 10.1. Any notice sent in compliance with the above provisions shall be deemed given on the date received, except that notices sent by registered or certified mail, return receipt requested, shall be deemed given on the third (3rd) business day next succeeding the day on which it was sent, or, if sooner, on the actual date received.

Section 10.2    Law Governing. The construction and enforcement of this Agreement shall be governed by the laws of the State of Delaware (without regard to the conflicts of law principles thereof).

Section 10.3    Representatives and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, personal or legal representatives, successors and permitted assigns.

Section 10.4    Entire Agreement; Amendments. This Agreement contains the entire understanding among the Members with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements among them, or any of them, respecting the subject matter contained herein. This Agreement only may be amended by the written agreement of all the Members.

Section 10.5    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one document.

Section 10.6    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance is, for any reason and to any extent, invalid or unenforceable, the remainder of this Agreement and

Exhibit 2

the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

Section 10.7    Construction. The Article and Section titles used in this Agreement are solely for convenience and neither modify nor limit the provisions of this Agreement. Any references herein to Articles and Sections shall be deemed to refer to the Articles and Sections of this Agreement, as the case may be, unless otherwise specified. If the context so requires, the masculine shall include the feminine and the neuter, and the singular shall include the plural, and vice versa.

Section 10.8    Third Party Beneficiary. Subject to Section 10.3, no Person other than a Member shall have any legal or equitable right, remedy or claim under or in respect of this Agreement or be entitled to status as a third party beneficiary of any obligation arising under this Agreement or to enforce the obligation of any Member under this Agreement.

Section 10.9    Waiver of Action for Partition. Each Member irrevocably waives any right that such Member has or may have to maintain any action for partition with respect to the property of the Company.

Section 10.10    Stock Ownership; Sale. The Members acknowledge and agree that: (a) as of the date hereof, HW owns approximately 755,291 shares of Horizon Global Corporation at an approximate average cost of $1.70 per share; and (b) as of the date hereof TN owns approximately 75,540 shares of Horizon Global Corporation at an approximate average cost of $2.08 per share. Notwithstanding the foregoing, in the event that any of the Company, HW or TN desire to sell any shares of Horizon Global Corporation owned by them, the sale of such number of shares shall be made, and HW and TN agree to cause the Company to make such sale, pro rata by each of the Company, HW and TN in proportion to the number of shares of Horizon Global Corporation owned by each of them as of immediately prior to such sale.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth above.

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